Toni Perazzo
Chief Financial Officer
(650) 340-1888

AeroCentury Corp. Reports Fourth Quarter and Fiscal Year 2018 Results

BURLINGAME, California, March 18, 2019 -- AeroCentury Corp. (“AeroCentury” or the “Company”) (NYSE American: ACY), an independent aircraft leasing company, today reported a fourth quarter net loss of $3.8 million, or $(2.48) per share, compared to a net loss of $4.5 million, or $(3.16) per share, for the third quarter of 2018 and net income of $6.0 million, or $4.25 per share, for the fourth quarter of 2017.  Fourth quarter 2018 results reflect the combined operations of AeroCentury and its newly acquired subsidiary, JetFleet Holding Corp. (“JetFleet”), which was acquired on October 1, 2018.  Fourth quarter 2017 results included a $5.4 million tax benefit from the revaluation of the Company’s deferred tax liability caused by the passage of the Tax Cuts and Jobs Act of 2017.

Net loss for the year ended December 31, 2018, was $8.1 million, or ($5.58) per share, as compared to net income of $7.4 million, or $5.10 per share, in 2017.

The results for the fourth quarter and the year ended December 31, 2018, included a settlement loss of $2.5 million in connection with the acquisition of JetFleet., the parent of the management company for the Company, which closed on October 1, 2018.  The 2018 fourth quarter and full year results also included $1.0 million and $3.4 million, respectively, of net losses related to the sale of off-lease, older turboprop aircraft.  The 2018 full year results also included impairment provisions totaling $3.0 million on five off-lease turboprop aircraft that were identified for sale, two of which were sold during the year, as well as $1.6 million of maintenance reserves revenue resulting from payments received from a lessee that returned three leased aircraft to the Company in 2017 which payments the Company has recorded as they were received.

 “While the acquisition of JetFleet resulted in a $2.5 million settlement loss being recorded in the fourth quarter, we believe the acquisition  provides the potential to lower overall management costs, and consequently is expected to be accretive to shareholders in the long term,” stated Michael Magnusson, AeroCentury’s President.  “Furthermore, the structure of a private company managing the business of a public company was a concern of potential equity investors, and bringing management in-house should help to eliminate those concerns and facilitate improved transparency of our business.  In 2018, we continued to implement our strategy of selling off older assets in favor of acquiring newer ones, and this also had a substantial impact on earnings.   As a result of our continuing portfolio modernization efforts, our portfolio of leased aircraft now has an average age of 11 years.  The average aircraft value is $10.7 million, approximately double what it was 10 years ago.  While the JetFleet acquisition and actions taken under our portfolio modernization program had a significant impact on our 2018 earnings, we believe they represent significant steps to better position AeroCentury for the future.

 “Another major accomplishment was the restructuring of our acquisition financing, which started in 2018 and was completed in February 2019.   We renewed and modified our revolving credit facility, which was previously due to expire at the end of May 2019, and extended its term to February 2023,” Magnusson continued.  “Working with our credit facility lenders, who recognized the value of the JetFleet acquisition and our portfolio modernization efforts, we were able to obtain modifications to our credit facility agreement that helped minimize the negative impact of those actions on the credit facility’s financial ratio covenants.  In the same month, in order to free up capacity on our credit facility, we refinanced six of our aircraft with new non-recourse term loans.”

Fourth Quarter 2018 Highlights and Comparative Data
•	Net loss was $3.8 million compared to the $4.5 million loss in the preceding quarter and net income of $6.0 million a year ago.
•	EBITDA[1] was $1.9 million compared to $0.1 million in the preceding quarter and $6.4 million a year ago.
•
Average portfolio utilization was 95% during the fourth quarter of 2018, compared with 93% in the preceding quarter.  The increase was a result of the acquisition of two aircraft during the second quarter and the sale of off-lease aircraft during 2018.  Average portfolio usage was 91% during the fourth quarter of 2017.  The year-over-year increase was a result of the net effect of the acquisition of two aircraft during the second quarter of 2018,asset sales during late 2017 and 2018, as well as the return of several aircraft at lease-end in 2017.

•
Total revenue and other income increased 27% to $6.4 million for the fourth quarter of 2018, compared to $5.1 million in the preceding quarter, and decreased 43% from $11.2 million in the fourth quarter a year ago.  The increase from the preceding quarter was a result of decreased losses on sales of aircraft.  The decrease from the fourth quarter of 2017 was primarily a result of maintenance reserves revenue of $2.9 million in the 2017 period versus $0 in 2018, as well as a loss on sale of aircraft during the fourth quarter of 2018 versus gains on sales of two aircraft in the 2017 period.

o
Operating lease revenue was $7.2 million in each of the third and fourth quarters of 2018 and increased 2% from $7.0 million in the fourth quarter of 2017.  The year-to-year change reflects assets purchases during 2018, the effect of which was only partially offset by sales of aircraft in late 2017 and the return of several aircraft at lease-end in 2017.

o	The Company recorded no maintenance reserves revenue in the third or fourth quarters of 2018 and $2.9 million in the fourth quarter of 2017.
o
During the fourth quarter of 2018, the Company recognized a $1.0 million loss on sale of an aircraft, compared to $2.4 million in losses from disposal of assets during the preceding quarter, and $0.9 million of net gains in the fourth quarter of 2017.

•
Total expenses decreased 6% to $10.1 million from $10.8 million in the preceding quarter, primarily due to lower management fees and impairment provisions, the effects of which were partially offset by increased salaries, benefits and general and administrative expenses, as well as a settlement loss recorded in connection with the acquisition of JetFleet on October 1, 2018.  Total expenses increased 1% from $10.0 million in the year-ago quarter, primarily as a result of increases in depreciation, interest, salaries, benefits and general and administrative expenses, as well as the settlement loss discussed above.  These increases were partially offset by decreases in management fees, maintenance expense and impairment provisions.

•	Book value per share was $26.71 as of December 31, 2018, compared to $30.44 at September 30, 2018 and $33.43 a year ago.

Aircraft and Engine Portfolio

AeroCentury’s portfolio currently consists of seventeen aircraft, spread over ten different aircraft types, and one engine that are held for lease and six aircraft that are held under sales-type or direct finance leases.  The Company also has five turboprop aircraft that are held for sale, two of which are being sold in parts. The current customer base comprises eleven customers operating in nine countries.

1 EBITDA is a non-GAAP measure.  See below for its method of calculation and reconciliation to its most directly comparable GAAP measure, as well as other information about the use of non-GAAP measures generally, at the end of this press release.

The following table shows the status of the Company's portfolio of aircraft and engines held for lease as of December 31, 2018, September 30, 2018, and December 31, 2017.
AIRCRAFT AND ENGINES HELD FOR LEASE
	December 31, 2018	% of net book value	September 30, 2018	% of net book value	December 31, 2017	% of net book value
Turboprop aircraft:
On lease	4	18%	4	18%	2	4%
Off lease[2]	-	-%	-	-%	8	13%
Total turboprop aircraft	4	18%	4	18%	10	17%
Regional jet aircraft:
On lease	13	81%	13	81%	13	82%
Off lease	-	-%	-	-%	-	-%
Total regional jet aircraft	13	81%	13	81%	13	82%
Engines:
On lease	1	1%	1	1%	1	1%
Off lease[3]	-	-%	-	-%	-	-%
Total engines	1	1%	1	1%	1	1%

About AeroCentury: AeroCentury is an independent global aircraft operating lessor and finance company specializing in leasing regional jet and turboprop aircraft and related engines. The Company's aircraft and engines are leased to regional airlines and commercial users worldwide.

This press release contains forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements that are purely historical are forward-looking statements. Forward-looking statements in this press release include, without limitation, statements regarding (a) the potential for the Company’s acquisition of JetFleet Holding Corp. to lower overall management costs, and thereby be accretive to shareholders in the long term, and (b) improving the transparency of the Company’s business by bring management in-house.
The Company's beliefs, expectations, forecasts, objectives and strategies for the future are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements, including but not limited to (a)  unanticipated increases in costs and expenses in connection with management of the Company; (b) a substantial change in the character of the aircraft portfolio or the status of aircraft lessees such that management of the portfolio would require additional expenditures of human and other resources.   The forward-looking statements in this press release and the Company's future results of operations are subject to additional risks and uncertainties set forth under the heading "Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors that May Affect Future Results and Liquidity" in documents filed by the Company with the Securities and Exchange Commission, including the Company's quarterly reports on Form 10-Q and the Company's latest annual report on Form 10-K, and are based on information available to the Company as of the date hereof and speak only as of such date. The Company does not intend, and assumes no obligation, to update any forward-looking statements made in this press release. For these reasons, readers are cautioned not to place undue reliance on forward-looking statements.

2 Information as of December 31, 2017, includes four turboprop aircraft that were reclassified to assets held for sale on September 30, 2018.
3 Information as of December 31, 2017, includes one engine that had previously been installed on an aircraft that is now being sold in parts.

Selected Financial Information
(in thousands, except share and per share data) (Unaudited)

	For the Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2018	2018	2017	2018	2017

Operating lease revenue	$7,177	$7,173	$7,007	$27,637	$29,003
Maintenance reserves revenue[4]	-	-	2,851	1,629	3,887
Finance lease revenue	249	262	398	1,251	1,571
(Loss)/gain on disposal of assets	(1,034)	(2,384)	922	(3,409)	792
Gain on sales-type finance leases	-	-	-	-	297
Other income	4	1	2	8	4
	6,396	5,052	11,180	27,116	35,554

Depreciation	3,217	3,328	2,988	12,637	12,026
Interest	2,419	2,467	2,257	9,506	7,753
Professional fees and other	1,141	521	685	2,818	2,307
Salaries and employee benefits	592	-	-	592	-
Maintenance costs	231	245	2,094	636	2,924
Management fees	-	1,534	1,520	4,483	6,109
Provision for impairment	-	2,673	479	2,971	1,002
Settlement loss	2,527	-	-	2,527	-
	10,127	10,768	10,023	36,170	32,121

(Loss)/income before income taxes	(3,731)	(5,716)	1,157	(9,054)	3,433

Income tax provision/(benefit)	103	(1,232)	(4,861)	(973)	(3,966)

Net (loss)/income	$(3,834)	$(4,484)	$6,018	$(8,081)	$7,399

(Loss)/earnings per share:
Basic	$(2.48)	$(3.16)	$4.25	$(5.58)	$5.10
Diluted	$(2.48)	$(3.16)	$4.25	$(5.58)	$5.10

Shares used in per share computations:
Basic	1,545,884	1,416,699	1,416,699	1,449,261	1,449,576
Diluted	1,545,884	1,416,699	1,416,699	1,449,261	1,449,576

	December 31,	September 30,	December 31,
	2018	2018	2017

Total assets	$216,897	$227,951	$236,410
Total liabilities	$175,609	$184,832	$189,043
Shareholders' equity	$41,288	$43,119	$47,367

4 Maintenance reserves revenue is dependent upon the amount of reserves retained upon lease terminations.  The year ended December 31, 2018 also included $1.6 million of maintenance reserves revenue resulting from payments received from a lessee that returned three leased aircraft to the Company in 2017 and which the Company has recorded as they were received.

Use of Non-GAAP Financial Measures
To supplement the Company’s financial information presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), this press release includes the non-GAAP financial measure of EBITDA. The Company defines EBITDA as net (loss)/income, plus depreciation expense, plus interest expense and plus/(minus) income tax (benefit)/provision.  The table below provides a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with GAAP.  This non-GAAP financial measure should not be considered as an alternative to GAAP measures such as net income or any other measure of financial performance calculated and presented in accordance with GAAP.  Rather, the Company presents this measure as supplemental information because it believes it provides meaningful additional information about the Company’s performance for the following reasons: (1) this measure allows for greater transparency with respect to key metrics used by management, as management uses this measure to assess the Company’s operating performance and for financial and operational decision-making; (2) this measure excludes the impact of items management believes are not directly attributable to the Company’s core operating performance and may obscure trends in the business; and (3) this measure may be used by institutional investors and the analyst community to help analyze the Company’s business.  The Company’s non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as the Company does.
	For the Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2018	2018	2017	2018	2017
Reconciliation of Net (loss)/income to EBITDA:
Net (loss)/income	$(3,834)	$(4,484)	$6,018	$(8,081)	$7,399
Depreciation	3,217	3,328	2,988	12,637	12,026
Interest	2,419	2,467	2,257	9,506	7,753
Income tax provision/(benefit)	103	(1,232)	(4,861)	(973)	(3,966)
EBITDA:	1,905	79	6,402	13,089	23,212